AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997
                                                   REGISTRATION NO. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                    PACIFIC ANIMATED IMAGING CORPORATION
           (Exact name of registrant as specified in its charter)

     DELAWARE                               7371                 11-2964894
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization) Classification Code Number Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           JOHN J. CADIGAN
                           PRESIDENT & CEO
                PACIFIC ANIMATED IMAGING CORPORATION
                     326 FIRST STREET, SUITE 100
                        ANNAPOLIS, MD  21403
                           (410) 263-7761
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                       COPIES TO:
                        MICHAEL JOSEPH, ESQUIRE
                        DYER ELLIS & JOSEPH
                        600 NEW HAMPSHIRE AVE., NW
                        WASHINGTON, D.C.  20037
                        (202) 944-3000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
         If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

                                                           Proposed Maximum       Proposed Maximum
    Title of Each Class of           Amount To Be           Offering Price           Aggregate
 Securities To Be Registered          Registered          Per Share (1) (2)      Offering Price (2)     Registration Fee
Common Stock (3)..............          80,000                  $15.375              $1,230,000              $372.73
==============================  ======================  ====================== ======================  ==================

(1) THESE FIGURES ARE ESTIMATES MADE SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(C). (2) PROPOSED MAXIMUM OFFERING PRICE IS BASED ON THE LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET ON JANUARY 29, 1997.
(3)  REGISTERED FOR RESALE BY CERTAIN SELLING SHAREHOLDERS.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1997
PROSPECTUS
1997
                                   80,000 SHARES

                       PACIFIC ANIMATED IMAGING CORPORATION

                                   COMMON STOCK

         All of the 80,000 shares of Common Stock of Pacific Animated Imaging Corporation (the "Company") offered hereby (the "Shares") are being offered by the holders thereof (the "Selling Stockholders"). The Shares are issuable upon the exercise of warrants (the "Warrants") issued to the underwriters of the Company's December 1995 public offering of 920,000 shares of Common Stock. See "Selling Stockholders." The Company will receive none of the proceeds from the sale of the Shares. The proceeds from the exercise of the Warrants, aggregating $567,000 if all of the Warrants are exercised, will be added to the Company's working capital.

         The Shares may be offered from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, in transactions (which may include block transactions) on the Nasdaq SmallCap Market, the over-the-counter market, in private sales or negotiated transactions, through the writing of options on Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

         The Common Stock is listed on the Nasdaq SmallCap Market and on the Boston Stock Exchange. On January 31, 1997, the closing sale price of the Common Stock on Nasdaq was $15.50 per share.
                          SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is February , 1997.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") and with the National Association of Securities Dealers, Inc. (the "NASD"). Reports and other information filed by the Company with the Commission can be inspected and copied at the Commission's public reference facilities, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's regional offices located at 7 World Trade Center, New York, New York 10007 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission which is located at (http://www.sec.gov). In addition, reports and other information concerning the Company also may be inspected at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information set forth in the Registration Statement. The omitted information may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such information may be obtained upon payment of the fees prescribed by the Commission. For further information pertaining to the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company are incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

         2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 1996.

         3. The Company's Current Report on Form 8-K dated August 2, 1996, as amended November 14, 1996.

         4. The description of the Company's Common Stock contained in the Prospectus included in the Company's Registration Statement on Form SB-2 under the Securities Act (File No. 33-97776), incorporated by reference into the Company's Registration Statement on Form 8-A under the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the

Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to: Pacific Animated Imaging Corporation, Suite 100, 326 First Street, Annapolis, Maryland 21403, telephone (410) 263-7761.

                                 THE COMPANY

         The Company develops and markets multi-media software that replaces or supplements technical manuals and operating documentation for equipment, machinery, and industrial processes and provides alternative methods of delivering employee training and sales and marketing presentations. Engaged in the development of software since 1989, the Company, through two acquisitions in 1996, expanded its operations, first into the development and marketing of interactive multi-media software for business communications and consumer publishing, and thereafter into the providing of computer systems integration and consulting services and remarketing of computer hardware.

         The Company's address is 326 First Street, Annapolis, Maryland, and its telephone number is (410) 263-7761.

                                RISK FACTORS

         The Common Stock offered hereby is highly speculative in nature and involves a high degree of risk. Prospective investors should carefully consider the following risks and speculative factors inherent in and affecting the business of the Company and the Common Stock prior to making an investment in the Company. The Common Stock should not be purchased by investors who do not have sufficient financial means to sustain the loss of their entire investment.

         HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICITS; UNCERTAINTY REGARDING ACHIEVEMENT OF PROFITABILITY. The Company has incurred net losses in each of its reported fiscal years since inception. The Company reported net losses of $1.9 million for the year ended December 31, 1995 and $2.1 million for the nine months ended September 30, 1996. The Company's accumulated deficit through September 30, 1996 was $8.9 million. There is no assurance the Company will ever achieve profitable operations.

         NEED FOR ADDITIONAL CAPITAL. The Company believes, based upon current projections, that cash currently on hand should be sufficient to sustain current operations and finance planned expansion through approximately June 1997. The Company will in all likelihood be required to obtain additional financing in order to sustain operations beyond that date. There can be no assurance that such additional financing will be available or, if available, that it will be on terms acceptable to the Company.

         UNCERTAINTY OF MARKET ACCEPTANCE FOR CUSTOM SOFTWARE; LENGTH AND UNCERTAINTY OF SOFTWARE MARKETING EFFORTS. The Company's custom software products are designed to replace more traditional forms of written and audiovisual materials used for training in the workplace. Although there is a substantial market for workplace training materials and products, there is no assurance that computer-based training materials such as those developed by the Company will replace the more traditional forms on a large scale. In order to operate on a profitable basis, the Company will be required to increase substantially the number and size of new custom software development contracts.

         Because the Company's custom software products usually replace existing methods of doing business, marketing of its products is normally a costly, time-consuming process. The Company frequently experiences a significant delay (in some cases up to one year) between the time of initial sales contact and the signing of a contract and, in many instances, fails to obtain a contract notwithstanding its marketing efforts. The substantial time and expense required to procure contracts and the failure to obtain contracts from potential customers that have been solicited may adversely affect the Company's cash flow and create other operational problems. Procurement and retention of contracts is also subject to the risk that customers may decide to develop their own custom software internally or may cancel their contracts with the Company.

         COMPETITION. The markets for both the Company's custom software and its systems integration and consulting services are highly competitive. The Company competes with other companies that produce interactive training software and other third-party suppliers of training and marketing materials, as well as internal training departments of potential customers. In addition, the Company expects competition from existing software companies and book publishers seeking to broaden their product lines, and the continued improvement in computer programming tools may enable businesses to develop their own training software internally. There are also numerous providers of systems integration and consulting services, as well as computer hardware resellers, in the markets in which the Company currently operates and is likely to operate in the future. Many of the Company's current and potential competitors have substantially greater financial, technical, sales, marketing, and other resources, as well as greater name recognition, than the Company.

         DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS. For the year ended December 31, 1995, and the nine months ended September 30, 1996, the Company's three largest customers in the aggregate accounted for approximately 47% and 33%, respectively, of the Company's total revenues. The Company anticipates the same trends to continue in 1997 for its custom software products. The loss of any of the Company's major customers, or the inability to collect accounts receivable from one or more of them, could adversely effect the Company's business, operating results, and financial condition.

         LIMITED INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Under most of its contracts, the Company regards its software as proprietary, in that title to and ownership of its software generally reside with the Company. The Company grants nonexclusive licenses to customers for software developed by the Company for such customers. Like many software firms, the Company has no patents. The Company attempts to protect its rights with a combination of copyright, trade secret laws, and employee and third-party nondisclosure agreements. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or obtain and use information that the Company regards as proprietary, such as source codes or programming techniques that generate high quality animation on low end platforms.

         As the number of software products increases and their functionality further overlaps, the Company believes that software programs will increasingly become the subject of infringement claims. Although the Company's products have never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion may not require the Company to enter into royalty arrangements or result in costly litigation.

         DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The Company has employment agreements with John Cadigan, its chief executive officer, and Peter Steele, president of its systems integration subsidiary, that expires on August 31, 1998 and July 14, 1999, respectively. The loss of their services or those of other key personnel could have a material adverse effect on the Company. The Company will also be required to attract and retain additional managerial, sales and marketing, financial, and technical personnel in order to expand its business. There is no assurance the Company can attract and retain qualified employees.

         FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results are subject to significant fluctuations, since sales of custom commercial software products and services are to a limited number of customers for individual projects and because of the unpredictability of contract awards and timing of payment thereunder. Such fluctuations may increase in the future as the Company attempts to secure larger contracts.

         NO PRODUCT LIABILITY INSURANCE. The Company could be subject to product liability claims in connection with the use of its products. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure the Company against such claims. The Company does not currently carry product liability insurance and there can be no assurance that such coverage, if obtainable, would be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful product liability claim.

         POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SYSTEM. The Company's Common Stock has been listed on the Nasdaq SmallCap Market since November 1993. In order to continue to be listed on Nasdaq, the Company is required to maintain $2 million in total assets ($2 million in net tangible assets under proposed new listing requirements) and $1 million in total capital and surplus. As of December 31, 1996, the Company's total assets were approximately $2.8 million, its total capital and surplus was approximately $1.4 million, and its net tangible assets were approximately $1.4 million. In addition, continued listing currently requires two market-markers, a minimum bid price of $1.00 per share and a public float of 100,000 shares, and the proposed new listing requirements will increase the public-float requirement to 500,000 shares having a minimum market value of $1 million. The failure to meet the maintenance criteria in the future may result in the delisting of the Common Stock from Nasdaq, and trading, if any, in the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

         RISK RELATING TO PENNY STOCKS. If the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00, trading in the Common Stock would become subject to the requirements of certain rules promulgated under the Exchange Act that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. If the Common Stock were delisted from Nasdaq and the per share price declined below $5.00, the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealer from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of holders to sell the Common Stock in the secondary market.

         OUTSTANDING OPTIONS AND WARRANTS--POTENTIAL FURTHER DILUTION TO SHAREHOLDERS. As of the date of this Prospectus, there are outstanding options and warrants to purchase an aggregate of 378,636 shares of Common Stock with exercise prices ranging from $7.875 to $39.20 per share. The terms upon which the Company may be able to obtain additional equity capital may be adversely affected by such options and warrants, because the holders thereof can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by the terms of such warrants or options.

         ANTI-TAKEOVER PROVISIONS. The Certificate of Incorporation and By-Laws of the Company contain provisions which provide for up to three-year terms for the directors of the Company and the election of such directors on a staggered basis. In addition, in certain circumstances, Delaware law requires the approval of two-thirds of all shares eligible to vote for certain business combinations involving a stockholder owning 15% or more of the Company's voting securities, excluding the voting power held by such stockholder. Furthermore, Mr. Cadigan's employment contract provides for a lump sum payment of 299% of his base salary in the event of a change in control of the Company and his subsequent termination without cause. In addition to the potential impact on future takeover attempts and the possible perpetuation of management, the existence of each of the above provisions and employment agreement could have an adverse effect on the market price of the Common Stock.

         NO DIVIDENDS AND NONE ANTICIPATED. The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid or declared any dividends upon its Common Stock since its inception and does not contemplate or anticipate making any distributions with respect to its Common Stock in the foreseeable future.

         POSSIBLE VOLATILITY OF STOCK PRICES. Although the Common Stock has been traded on the Nasdaq SmallCap Market and Boston Stock Exchange since November 1993, the Common Stock has generally been traded on a limited basis and in small volumes. The trading price for the Common Stock may be significantly affected by such factors as the operating results of the Company, the United States and global economic conditions, and various other factors generally affecting the computer software industry. Furthermore, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market prices of the stocks of small and emerging growth companies traded on the Nasdaq SmallCap market. These extreme fluctuations, which often have been unrelated to the operating performance of any particular company or to any group of companies, may adversely affect the market price of the Common Stock.

                            SELLING STOCKHOLDERS

         The 80,000 shares of Common Stock offered hereby, when offered and sold, will have been acquired by the Selling Stockholders upon the exercise of the Warrants held by the Selling Stockholders. The Warrants were issued to the underwriters of the Company's December 1995 public offering of 920,000 shares of Common Stock as part of their underwriting compensation. The Warrants are exercisable by the Selling Stockholders at any time through December 14, 1999 at an exercise price of $7.0875 per share of Common Stock.

         The following table includes the name of each Selling Stockholder, the number of shares of Common Stock owned by each Selling Stockholder as of the date of this Prospectus (including the shares to be acquired upon exercise of the Warrants), the number of shares to be sold by such Selling Stockholder, and the number of shares to be owned by each Selling Stockholder after the Offering (assuming the sale of all of the shares offered hereby).

                                                                                        Shares to be
                                    Shares                      Shares                   Owned after
Name                                 Owned                   To Be Sold                 Offering
Starr Securities, Inc               40,000                     40,000                         0
Kenneth A. Orr                      32,000                     32,000                         0
Michael L. Metter                    8,000                      8,000                         0


                                      EXPERTS

         The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for the years then ended included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, and the financial statements of U.S. Technologies, Inc. as of December 31, 1995 and the year then ended included in the Company's report on Form 8-K/A dated August 2, 1996 as amended on November 14, 1996, which are incorporated herein by reference, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, upon the authority of said firm as experts in accounting and auditing.

         The statements of operations, stockholder's deficit, and cash flows of U.S. Technologies, Inc. for the year ended December 31, 1994 included in the Company's report on Form 8-K/A dated August 2, 1996 as amended on November 14, 1996, which are incorporated herein by reference, have been incorporated herein in reliance upon the report of Nicholas Lanese, C.P.A., independent accountant, upon his authority as an expert in accounting and auditing.

                                  PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates.
                                                                To Be Paid By
                                                                  Registrant

Printing and engraving expenses                               $       500
Legal fees and expenses                                            15,000
Accounting fees and expenses                                        6,000
Miscellaneous                                                       3,500
                                                              -----------
    Total                                                     $    25,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify its directors, officers, employees and other agents under certain circumstances and subject to certain limitations. The Company's Bylaws provide that the Company shall indemnify its directors and officers under the circumstances specified in the DGCL and gives authority to the Company to purchase insurance with respect to such indemnification.

         The Company has entered into indemnification agreements (the "Indemnification Agreements") with certain officers and directors. Each Indemnification Agreement provides, among other things, for: (i) indemnification by the Company of such individual to the fullest extent permitted by the law as of the date of the Indemnification Agreement against any and all expenses, judgments, fines, and amounts paid in settlement of any claim against an indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that the indemnification is not permitted under the law; and (ii) the prompt advancement of expenses to any Indemnitee in connection with his or her defense against any threatened or pending claim. Similar indemnification agreements may from time to time be entered into with additional officers of the Company or certain other employees or agents of the Company.

ITEM 16.  EXHIBITS.

   (a) The following is a list of exhibits furnished:

 5.1  Opinion of counsel as to legality of securities being registered.

23.1  Consent of counsel (contained in opinion of counsel filed as Exhibit 5.1).

23.2  Consent of Lanese & Associates, Inc.

23.3  Consent of Coopers & Lybrand, L.L.P.

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis, Maryland on January 30, 1997.

                                    Pacific Animated Imaging Corporation

                             By:/s/ JOHN J. CADIGAN
                             John J. Cadigan
                             Chief Executive Officer

                              POWER OF ATTORNEY

         We, the undersigned officers and directors of Pacific Animated Imaging Corporation, hereby severally constitute and appoint John J. Cadigan and Suzanne
C. Brown, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                                       DATE
/s/ JOHN J. CADIGAN                 Chairman of the Board and                            January 30, 1997
--------------------------------
John J. Cadigan                     Chief Executive Officer


/s/ SUZANNE C. BROWN                Chief Financial Officer                              January 30, 1997
-----------------------------
Suzanne C. Brown


/s/ A. DAVID ROSSIN, Ph.D.          Director                                             January 30, 1997
A. David Rossin, Ph.D.


/s/ FREDERICK PETTIT                Director                                             January 30, 1997
Frederick Pettit


                                    Director                                             January    , 1997
Joseph Amato

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